Exhibit 99.1

AUSPEX ANNOUNCES FAVORABLE TOPLINE RESULTS FROM THOROUGH QT CLINICAL TRIAL OF SD-809

SD-809 Met Primary Outcome Measure, Showed No Clinically Significant QT Prolongation

NDA Submission Planned by Mid-2015

LA JOLLA, California, January 11, 2015 – Auspex Pharmaceuticals, Inc. (Nasdaq: ASPX), a biopharmaceutical company dedicated to developing innovative medicines for people with movement disorders and other rare diseases, today announced favorable topline safety results from its thorough QT (TQT) clinical trial evaluating the effects of SD-809 on cardiac repolarization, based on placebo-corrected, time-matched changes from baseline in the corrected QT (QTc) interval. The TQT clinical trial demonstrated that at two different dose levels, SD-809 had no clinically significant effect on cardiac repolarization as assessed by the QT interval. A tetrabenazine arm was included for comparison and demonstrated an increase in QTc that is consistent with the effect reported in the FDA label for Xenazine®. The clinical trial’s assay sensitivity was established by the observation of characteristic QTc prolongation following dosing with moxifloxacin.

“We are very pleased with the results of this TQT study,” said Pratik Shah, Ph.D., president and chief executive officer of Auspex Pharmaceuticals. “This study is another important step forward in our path to advance SD-809 to market and bring this much-needed therapy to patients living with serious movement disorders.”

Thorough QT Topline Results

The key outcome measure in this active- and placebo-controlled crossover study was to determine the effect of single doses of SD-809 on the QTc interval. Assay sensitivity was established with a moxifloxacin arm, and a tetrabenazine arm was also included for comparison. A 50 mg dose of tetrabenazine was selected as this was the maximal dose employed in the TQT study for Xenazine that led to the warning and precaution in the product label. A 24 mg dose of SD-809 was selected as it provides comparable systemic exposure (AUC) to 50 mg of tetrabenazine, but with a lower peak concentration (Cmax). For SD-809, a 12 mg dose led to a maximal increase in the QTc of approximately 0.8 msec and a 24 mg dose led to maximal increase in the QTc of approximately 2.6 msec. The placebo-corrected time-matched maximal increases in QTc for the 12 and 24 mg doses of SD-809 were 2.8 msec (90% two-sided Confidence Interval (CI): 0.7 to 4.8) and 4.5 msec (90% two-sided CI: 2.4 to 6.5), respectively. A 50 mg dose of tetrabenazine led to a maximal increase in QTc of approximately 7.2 msec, with a placebo-corrected time-matched maximal increase in QTc of 7.6 msec (90% two-sided CI: 5.6 to 9.5).

A summary of the outcome measures from the TQT clinical trial are as follows:

	SD-809 (12 mg)	SD-809 (24 mg)	Tetrabenazine (50 mg)	Moxifloxacin Positive Control (400 mg)
Maximal mean change from baseline in QTc (msec)	0.8	2.6	7.2	10.2
Placebo-corrected, time-matched maximal mean change from baseline in QTc (msec)	2.8	4.5	7.6	14.0

About the TQT Study

The Phase 1 TQT study was conducted in 48 healthy volunteers. This was a single-center, randomized, double-blind, placebo- and positive-controlled six-period crossover study to evaluate the effects of low-dose (12 mg) and high-dose (24 mg) SD-809 on cardiac repolarization, based on placebo-corrected, time-matched changes from baseline in the QTcF interval. Assay sensitivity was established by using moxifloxacin as the positive control. In addition, the effects of tetrabenazine on cardiac repolarization (also based on placebo-corrected, time-matched changes from baseline in the QTc interval) were evaluated in this study.

Relevance of QT/QTc Interval Prolongation from ICH Guidance

Drugs that prolong the mean QT/QTc interval by around 5 msec or less do not appear to cause torsades de pointes or TdP, a type of cardiac arrhythmia. Whether this signifies that no increased risk of cardiac arrhythmia exists for these compounds or simply that the increased risk has been too small to detect is not clear. The data on drugs that prolong the mean QT/QTc interval by more than around 5 msec and less than 20 msec are inconclusive, but some of these compounds have been associated with proarrhythmic risk. Drugs that prolong the mean QT/QTc interval by >20 msec have a substantially increased likelihood of being proarrhythmic, and might have clinical arrhythmic events captured during drug development.

The threshold level of regulatory concern is around 5 msec, as evidenced by an upper bound of the 95% confidence interval (CI) around the mean effect on QTc of 10 msec. Note that the upper limit of the 95% one-sided CI is equivalent to the upper limit of the 90% two-sided CI.

Outlook

In December 2014, Auspex reported positive topline results from a Phase 3 clinical trial evaluating SD-809 in chorea associated with Huntington’s disease, demonstrating robust efficacy, supported by significant improvements in patient global impression of change, clinical global impression of change and quality of life as well as a favorable safety and tolerability profile.

Based on these positive SD-809 data, Auspex is providing one-time guidance regarding its planned spending in 2015. Auspex intends to incur $85-$90 million in research and development (R&D) expense and $25-$30 million in general and administrative (G&A) expense in 2015. These two ranges include $14 million of non-cash stock-based compensation expense.

The increase in R&D costs from 2014 is driven by expanded pipeline costs, increased costs for regulatory activities in preparation for SD-809’s anticipated NDA submission and increased medical affairs and pre-commercial manufacturing costs in preparation for the potential commercial launch of SD-809 for chorea associated with Huntington’s disease. The increase in G&A expense from 2014 is primarily driven by preparation for the potential commercial launch of SD-809 for chorea associated with Huntington’s disease.

About Auspex Pharmaceuticals

Auspex Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines for hyperkinetic movement disorders and other rare diseases. Auspex employs its proprietary technology to create patent-protected, new chemical entities from known, clinically proven pharmacologics. The company’s lead product SD-809 is in the final stages of development for the treatment of chorea associated with Huntington’s disease, a neurodegenerative movement disorder that impacts cognition, behavior and movements. In addition, Auspex is investing in the broad potential of SD-809 for the treatment of other movement disorders, including tardive dyskinesia and tics associated with Tourette syndrome. The company’s pipeline also includes SD-560, which is being developed for fibrotic conditions. For further information, please visit the company’s website www.auspexpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Auspex’s ability to successfully complete its ongoing clinical trials and development programs, Auspex’s ability to obtain regulatory approval for its product candidates and market penetration and acceptance of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Auspex’s future preclinical studies and clinical trials may not be successful; changes in regulatory requirements in the United States and foreign countries may prevent or significantly delay regulatory approval of Auspex’s product candidates; Auspex may change its plans to develop and commercialize its product candidates; the U.S. Food and Drug Administration (FDA) may not agree with Auspex’s interpretation of the data from clinical trials of its product candidates, including the TQT clinical trial; Auspex may decide, or the FDA may require Auspex, to conduct additional clinical trials or to modify Auspex’s ongoing clinical trials; Auspex may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Auspex’s ability to obtain regulatory approval; the third parties with whom Auspex has partnered for the development of its product candidates and upon whom Auspex relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; Auspex’s product candidates may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of Auspex’s product candidates could delay or prevent regulatory approval or commercialization; Auspex may be unable to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; Auspex’s ability to obtain additional financing; and the accuracy of Auspex’s estimates regarding expenses, future revenues and capital requirements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Other risks and uncertainties affecting Auspex are described more fully in Auspex’s filings with the Securities and Exchange Commission. Auspex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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